Exhibit 99.1

Motus GI Receives FDA Clearance to Market the Pure-Vu® EVS System

-All New Pure-Vu EVS offers rapid set-up, improved navigation and enhanced cleansing capabilities to support expanded clinical utilization

-Scientific literature shows ~51% of hospitalized inpatient colonoscopies are delayed due to insufficient bowel prep leading to unnecessary extended hospitalizations

-Pure-Vu EVS commercialization in US market expected to commence immediately

FORT LAUDERDALE, FL, February 14, 2022 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today announced that it has received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) for the Pure-Vu® EVS System. The new Pure-Vu EVS System is intended to improve speed of set-up, enhance navigation capabilities in tortuous anatomy, build upon the excellent cleansing capabilities of the Pure-Vu system and enable physicians to rapidly overcome the challenges of poorly prepared colons during a colonoscopy.

“My experience with the Pure-Vu Gen2 system has allowed me to treat and diagnose patients who otherwise would have been delayed. The new Pure-Vu EVS ergonomics are much better than the current version. The oversleeve and the scope feel much more integrated and it is easier to torque the scope, offering significantly improved navigation,” said Scott Larson, MD, Gastroenterologist, Houston, TX.

“Pure-Vu EVS is much easier to use, and will be more physician and technician friendly. The set-up is significantly simpler, and the slimmer, more flexible design felt like I didn’t have an oversleeve on my scope,” commented Neha Mathur, MD, Gastroenterologist, Houston, TX.

“We believe our Pure-Vu EVS system now offers physicians the right tool to help address challenging colonoscopy procedures. The development and innovation we’ve implemented in Pure-Vu EVS is the result of listening to valuable feedback from leading physicians and clinical staff that have utilized our Pure-Vu platform. This FDA clearance of Pure-Vu EVS is expected to allow a greater number of physicians and hospitals to bring this important technology to their patients,” commented Tim Moran, Chief Executive Officer. “We believe the Pure-Vu EVS enhances every aspect of our system from speed of set-up to procedural ease-of-use, while also offering optimized navigation, handling and cleaning capacity. Additionally, the new EVS oversleeve is able to be loaded on a ‘dirty’ scope in the procedure room, an important new capability that will allow broader utilization of Pure-Vu to help physicians complete difficult cases and better visualize the colon mucosa. We have also implemented an improved manufacturing cost structure that we believe better positions the Company to broaden commercial utilization, improve margins and establish distribution relationships in more cost sensitive global markets over time.”

The Pure-Vu platform facilitates the cleaning of a poorly prepared colon to improve visualization during the colonoscopy procedure. The platform integrates with standard and slim colonoscopes and preserves established procedural workflow by irrigating the colon and evacuating debris to provide a better-quality exam. The new Pure-Vu EVS is designed to offer significant usability advancements over the currently marketed device, including enhanced physician navigation and control, on-demand bedside loading, expanded cleansing capacity, and a smaller workstation footprint. All upgrades are tied to the extensive market development work the Company has done over the last year. The commercial launch of the Pure-Vu EVS in the first quarter of 2022 is anticipated to accelerate speed of adoption in the U.S. and global markets over time. In addition, the advancements made by the Pure-Vu EVS are expected to support future innovation and indication expansion of the Pure-Vu platform.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com